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Gentlemen:

In my capacity as Consulting Actuary for First Investors Life Insurance Company, (FILIC), I have provided actuarial advice concerning: (a) the preparation of a registration statement for First Investors Life Level Premium Variable Life Insurance (Separate Account B) filed on Form S-6 with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") regarding the offer and sale of level premium variable life insurance policies (the "Policies"); and (b) the preparation of policy forms for the Policies described in the Registration Statement.

It is my professional opinion that:

1. The "sales load", as defined in paragraph (c)(4) of Rule 6e-2 under the Investment Company Act of 1940, is equal to 9% of all gross premiums payable and, hence, complies with this rule.

2. The illustrations of death benefits, cash values and accumulated premiums in the prospectus contained in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies of the ages in the standard underwriting class illustrated than to prospective purchasers of Policies at other ages or in the preferred underwriting class.

3. The information contained in the examples set forth in the prospectus describing the Policy, based on the assumption stated in the illustrations, is consistent with the provisions of the Policies.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the prospectus.

                                   Very truly yours,

                                   /s/ Paul Stan Walker

                                   Paul Stan Walker, F.S.A., M.A.A.A